Page S-8


                                             EXHIBIT 5





May 10, 1996

Eaton Corporation
Eaton Center
Cleveland, Ohio  44114

Re:  Eaton Corporation Form S-8 Registration Statement --Eaton
     Corporation Share Purchase and Investment Plan ("Plan")

Ladies and Gentlemen:

Eaton Corporation ("Eaton") is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the "Registration Statement") for the registration, under the Securities Act of 1933, as amended, of 5,000,000 Eaton common shares with a par value of $.50 each ("Common Shares") to be issued from time to time under the Plan.

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

I have examined the following:

     A.  A copy of Eaton's current Amended Articles of
Incorporation and Amended Regulations.

     B. The records of the proceedings incorporating Eaton under the laws of the State of Ohio, records of other proceedings and public officials concerning the present status of Eaton as a corporation and records of the proceedings of Eaton's Board of Directors and shareholders concerning authorization of Common Shares and approval of the Plan.

I have examined such other records and documents, and obtained such other information, as I have deemed advisable in order to render this opinion.




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Page S-9


As a result of the foregoing, I am of the opinion that:

     (1) Eaton is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

     (2) Eaton is authorized to issue 300,000,000 Common Shares, of which approximately 77,800,000 Common Shares were issued and outstanding as of April 30, 1996. When issued, the Common Shares which are the subject of the registration statement will be legally issued, fully paid and non-assessable.

I hereby consent to the use and filing of this opinion in connection with the Registration Statement.



Very truly yours,



/s/ Gerald L, Gherlein
Gerald L. Gherlein,
Executive Vice President
  and General Counsel